EXHIBIT 99.1

Gulf Resources, Inc. Rena Xiao E-mail: renaxiao@gmail.com Helen Xu E-mail: beishengrong@163.com
CCG Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com

Ms. Linda Salo, Financial Writer
Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com
Website: http://www.ccgirasia.com/

Gulf Resources Appoints New Independent Director

New York & Shandong Province, June 18, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, unanimously appointed Mr. Ya Fei Ji to serve as an independent director on its Board of Directors, effective as of June 13, 2009.

Mr. Ji has an academic career in medicinal chemistry that spans more than 20 years. He obtained his doctorate degree in chemical engineering from the China University of Mining & Technology (Beijing), in September 2001 and has engaged in medicinal chemistry research and served as an instructor at the East China University of Science and Technology since December 2003.  From December 2001 until November 2003, he engaged in post-doctoral research at the Institute of Materia Medica, Chinese Academy of Medical Sciences and Peking Union Medical College, one of the primary institutions for drug research in China, focusing on chemical pharmaceutics. From November 1996 to November 2001 he conducted research on the drug synthesis process and taught at the China University of Mining and Chemical Industry Institute of Applied Chemistry, where he was appointed associate professor in 1999. From August 1992 to October 1996, Mr. Ji worked as an assistant researcher engaged in new drug synthesis and research on generic drugs. He earned a master’s degree in fine chemicals from the East China University of Science and Technology in 1992.  His research has been published in more than 40 journals and industry publications and he has applied for two patents for drug synthesis processes.

Following this appointment, the Company’s Board of Directors has eight members, of which four are independent.

“We are pleased to welcome Mr. Ji to our Board of Directors. We believe that his strong academic background and breakthroughs in the field of medicinal chemistry will play a vital role as our chemical subsidiary works toward commercializing pharmaceutical products that utilize bromine in their formulations,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “This appointment takes us one step closer to meeting the corporate governance requirements to list our shares on a senior stock exchange.  This is a key priority for us, as we believe listing on a senior exchange will provide increased liquidity, access to a broader investor base and a valuation that better reflects the true value of our company.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.